Consent of Independent Registered Public Accounting Firm

The Board of Directors
hhgregg, Inc.:

We consent to the use of our report dated May 15, 2015, with respect to the consolidated financial statements as of March 31, 2015 and 2014, and for each of the years in the three-year period ended March 31, 2015, and the effectiveness of internal control over financial reporting as of March 31, 2015, incorporated by reference herein.

KPMG LLP

Indianapolis, Indiana
September 8, 2015